UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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PERRY ELLIS INTERNATIONAL, INC.

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Perry Ellis International, Inc. (NASDAQ: PERY), today issued the following press release:

Perry Ellis International Reports First Quarter Fiscal Year 2019 Results

First Quarter Revenues Rise 5%

First Quarter Adjusted Diluted EPS of $0.78

First Quarter GAAP Diluted EPS of $0.66

MIAMI, May 31, 2018 (GLOBE NEWSWIRE) — Perry Ellis International, Inc. (Nasdaq: PERY) today reported results for the first quarter (“first quarter of fiscal 2019”) ended May 5, 2018.

Key First Quarter Financial Accomplishments:

•	Total revenues rose 5.4% to $255 million from $242 million in the first quarter of fiscal 2018. Revenues were fueled by growth in Golf and Nike Swim and a high-single digit increase in the Direct-to-Consumer channel sales.

•	GAAP pre-tax income was $13.1 million compared to $14.5 million in the first quarter of fiscal 2018, and adjusted pre-tax income rose 7.6% to $15.6 million from $14.5 million in the first quarter of fiscal 2018.

•	Adjusted net income per share, diluted, of $0.78. GAAP net income per share, diluted of $0.66.

•	Debt-to-Capitalization stood at 18.9% at the end of the first quarter of fiscal 2019, compared to 24.3% at the end of the first quarter of fiscal 2018.

•	A strong balance sheet at quarter end with cash and investments totaling $55.4 million, which provides the Company with liquidity to facilitate the $50 million bond redemption that took place on May 29th, 2018.

•	Strong inventory position at $151 million, substantially down from fiscal 2018 year end, but up slightly from the first quarter of fiscal 2018, fueling our spring shipping.

Oscar Feldenkreis, Chief Executive Officer and President, commented, “We are very pleased with our start to fiscal 2019, which continued our momentum from last year. During the quarter, our innovative products and high impact marketing led to stronger than expected shipments, especially in Nike Swim and across our golf brands. We ended the quarter with a strong balance sheet, which enabled us to retire $50 million of outstanding notes. We remain optimistic about our business prospects as we enter the second quarter, and we conservatively plan to hold the full year guidance.”

Fiscal 2019 First Quarter Results

Total revenue for the first quarter of fiscal 2019 was $255 million, a 5.4% increase (4.5% increase on constant currency) compared to $242 million reported in the first quarter of fiscal 2018. This reflected increases in the Company’s core brands and in particular Golf and Nike Swim, along with a double digit increase in comparable store sales in the Direct-to-Consumer channel. The increase in revenue includes a $1.5 million increase due to the adoption of the new revenue recognition standard, which requires advertising reimbursements to be classified as revenue instead of as a reduction of the related advertising costs as was the case in fiscal 2018. This growth was offset by declines in the women’s business.

GAAP gross margin was 36.8% in the first quarter of fiscal 2019, compared to 37.6% in the first quarter of fiscal 2018, driven by changes in product mix and the change in the accounting standard for revenue recognition which shifts licensing revenues to the fourth quarter rather than spreading revenues evenly throughout the year. Adjusted gross margin was 36.8% compared with adjusted gross margin of 37.6% in the first quarter of fiscal 2018. (Adjusted gross margin excludes certain items as outlined in Table 2 “Reconciliation of Gross Profit to Adjusted Gross Profit and Adjusted Gross Margin.”)

Adjusted EBITDA totaled $20.8 million as compared to $19.9 million in the first quarter of fiscal 2018. (Adjusted EBITDA excludes certain items as outlined in Table 3, “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA.”)

Adjusted pre-tax income was $15.6 million, increasing 7.6% from $14.5 million in the first quarter of fiscal 2018. GAAP pre-tax income was $13.1 million compared to GAAP pre-tax income of $14.5 million in the first quarter of fiscal 2018.    (Adjusted pre-tax income excludes certain items as outlined in Table 4 “Reconciliation of Net Income before taxes to Adjusted Net Income before taxes.”)

As reported under GAAP, for the first quarter of fiscal 2019, net income was $10.2 million, or $0.66 per diluted share, compared to net income of $12.8 million, or $0.83 per diluted share, in the first quarter of fiscal 2018. Adjusted net income for the first quarter of fiscal 2019 totaled $12.1 million, or $0.78 per diluted share, as compared to $12.8 million, or $0.83 per diluted share, in the first quarter of fiscal 2018. (Adjusted net income and adjusted income per diluted share exclude certain items as outlined in Table 1 “Reconciliation of net income and income per diluted share to adjusted net income and adjusted net income per diluted share.”)

Balance Sheet

The Company’s financial position continues to be very strong. Cash and investments at the end of the first quarter of fiscal 2019 totaled $55 million. The Company’s net debt to total capitalization stood at 18.9% at the end of the first quarter of fiscal 2019 as compared to 24.3% at the end of the first quarter of fiscal 2018. Working capital management continues to be a critical focus across the organization as inventory turned at approximately 3.8 for the first quarter of fiscal 2019.

Fiscal 2019 Guidance

The Company is holding its revenue and earnings guidance for fiscal 2019. For comparability, the Company has recast its fiscal 2018 sales and earnings to remove the sales, income, and losses related to the transition of the Laundry dress business to a license model and the elimination of Bon-Ton sales due to its bankruptcy and liquidation.

For fiscal 2019, the Company currently expects total revenue to be in the range of $855 million to $865 million, which compares to “core business” sales of $844 million in fiscal 2018. This revenue range includes a $5 million increase due to the reclassification in license advertising contributions from SG&A due to the new accounting revenue recognition rules. Excluding any potential expenses (which will be significant) to be incurred by the Company in connection with the Special Committee’s exploration and evaluation of potential strategic alternatives and the related February 6, 2018 proposal to acquire the Company, diluted earnings per share are currently expected in the range of $1.80 to $1.90, which compares to “core business” adjusted diluted earnings per share of $1.70 in fiscal 2018. This earnings per share range includes a benefit of $0.05 per share due to after tax savings from the retirement of $50.6 million of Notes on May 29th. When used in this section, the term “core business” means fiscal 2018 sales and earnings, removing any sales, income, and losses related to the transition of the Laundry dress business to a license model and the elimination of Bon-Ton sales due to its bankruptcy and liquidation.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress pants, casual pants and shorts, jeans wear, active wear, dresses and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands, including: Perry Ellis®, An Original Penguin® by Munsingwear®, Laundry by Shelli Segal®, Rafaella®, Cubavera®, Ben Hogan®, Savane®, Grand Slam®, John Henry®, Manhattan®, Axist®, Jantzen® and Farah®. The Company enhances its roster of brands by licensing trademarks from third parties, including: Nike® and Jag® for swimwear, and Callaway®, PGA TOUR®, and Jack Nicklaus® for golf apparel and Guy Harvey® for performance fishing and resort wear. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “proforma,” “project,” “seek,” “should,” “target,” or “will” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology. Such forward-looking statements include, but are not limited to, statements regarding Perry Ellis’ fiscal 2019 guidance, Perry Ellis’ strategic operating review, growth initiatives and internal operating improvements intended to drive revenues and enhance profitability, the implementation of Perry Ellis’ profitability improvement plan and Perry Ellis’ plans to exit underperforming, low growth brands and businesses. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, recent and future economic conditions, including turmoil in the financial and credit markets, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, including, but not limited to those caused by port disruptions, our future capital needs and our ability to obtain financing, our ability to protect our trademarks, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct-to-consumer retail markets; the effectiveness of our plans, strategies, objectives, expectations and intentions which are subject to change at any time at our discretion, potential cyber risk and technology failures which could disrupt operations or result in a data breach, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, the impact to our business resulting from the United Kingdom’s referendum vote to exit the European Union and the uncertainty surrounding the terms and conditions of such a withdrawal, as well as the related impact to global stock markets and currency exchange rates; possible disruption in commercial activities due to terrorist activity and armed conflict, actions of activist investors and the cost and disruption of responding to those actions, and other factors set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

Important Additional Information And Where To Find It

Perry Ellis International, Inc. intends to file a proxy statement and accompanying WHITE proxy card with the SEC in connection with the solicitation of proxies from Perry Ellis’ shareholders in connection with the matters to be considered at Perry Ellis’ 2018 Annual Meeting of Shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY PERRY ELLIS WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain the proxy statement, any amendments or supplements to the proxy statement, the accompanying WHITE proxy card, and other documents filed by Perry Ellis with the SEC free of charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Perry Ellis’ website at http://investor.pery.com or by writing to Perry Ellis International, Inc., at 3000 N.W. 107 Avenue, Miami, FL 33172.

Certain Participant Information

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the following directors, executive officers and other employees of Perry Ellis are deemed to be participants in the solicitation of proxies from Perry Ellis’ shareholders in connection with the matters to be considered at Perry Ellis’ 2018 Annual Meeting of Shareholders and, as of the date hereof, beneficially own the amount of shares of Perry Ellis’ common stock, $0.01 par value per share, indicated adjacent to his or her name: (i) Perry Ellis directors: Joe Arriola (11,616 shares), Jane E. DeFlorio (18,736 shares), Oscar Feldenkreis (1,223,329 shares), Bruce J. Klatsky (17,749 shares), Michael W. Rayden (17,749 shares), and J. David Scheiner (22,231 shares), and (ii) Perry Ellis executive officers and other employees: David Enright (31,706 shares), Jorge Narino (14,988 shares), Stanley Silverstein (73,666 shares) and John Voith (64,624 shares). The business address for each person is c/o Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, FL 33172. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement, including the schedules and appendices thereto, and other materials to be filed with the SEC in connection with Perry Ellis’ 2018 Annual Meeting of Shareholders. While, in accordance with Rule 14a-12(a)(1)(i) of the Exchange Act and solely due to his status as a director of Perry Ellis, George Feldenkreis (1,712,888 shares) is also deemed a participant in the solicitation of proxies from Perry Ellis’ shareholders in connection with the matters to be considered at Perry Ellis’ 2018 Annual Meeting of Shareholders, Mr. Feldenkreis has publicly disclosed that he intends to file his own proxy statement with the SEC to be used to solicit votes for the election of an opposing slate of director nominees at Perry Ellis’ 2018 Annual Meeting of Shareholders.

Contact:

Annette Ramos, Investor Relations

305-873-1488

Annette.ramos@pery.com

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000's, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended
	May 5, 2018	April 29, 2017
Revenues
Net sales	$245,435	$233,823
Royalty income	9,799	8,267

Total revenues	255,234	242,090
Cost of sales	161,367	151,002

Gross profit	93,867	91,088
Operating expenses
Selling, general and administrative expenses	75,549	71,199
Depreciation and amortization	3,227	3,468

Total operating expenses	78,776	74,667

Operating income	15,091	16,421
Interest expense	2,009	1,956

Net income before income taxes	13,082	14,465
Income tax provision	2,835	1,694

Net income	$10,247	$12,771

Net income, per share
Basic	$0.68	$0.85

Diluted	$0.66	$0.83

Weighted average number of shares outstanding
Basic	15,156	15,009
Diluted	15,519	15,303

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000's)

BALANCE SHEET DATA:

	As of
	May 5, 2018	February 3, 2018
Assets
Current assets:
Cash and cash equivalents	$50,471	$35,222
Investments	4,912	14,086
Accounts receivable, net	201,818	156,863
Inventories	150,965	175,459
Other current assets	9,810	8,151

Total current assets	417,976	389,781

Property and equipment, net	55,425	56,164
Intangible assets, net	186,017	186,216
Deferred income taxes	541	411
Other assets	1,569	1,590

Total assets	$661,528	$634,162

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$52,674	$98,848
Accrued expenses and other liabilities	44,858	35,768
Accrued interest payable	350	1,334
Income taxes payable	1,805	1,466
Unearned revenues	4,651	2,907

Total current liabilities	104,338	140,323

Long term liabilities:
Senior subordinated notes payable, net	49,855	49,818
Senior credit facility	62,404	11,154
Real estate mortgages	32,495	32,721
Unearned revenues and other long-term liabilities	25,126	22,596

Total long-term liabilities	169,880	116,289

Total liabilities	274,218	256,612

Equity
Total equity	387,310	377,550

Total liabilities and equity	$661,528	$634,162

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 1

Reconciliation of net income and net income per diluted share to adjusted net income and adjusted net income per diluted share

(UNAUDITED)

(amounts in 000's, except per share information)

	Three Months Ended
	May 5, 2018	April 29, 2017
Net income	$10,247	$12,771
Adjustments:
Costs of streamlining and consolidation of operations, and other strategic initiatives	2,480	—
Tax expense	(620)	—

Net income, as adjusted (1)	$12,107	$12,771

	Three Months Ended
	May 5, 2018	April 29, 2017
Net income per share, diluted	$0.66	$0.83

Net per share costs of streamlining and consolidation of operations, and other strategic initiatives	0.12	—

Adjusted net income per share, diluted (1)	$0.78	$0.83

(1)	Net income, as adjusted, and adjusted net income per share, diluted, consists of net income or net income per share, diluted, as the case may be, adjusted for costs of streamlining and consolidation of operations and other strategic initiatives. These costs are not indicative of our core operations and thus to get a more comparable result with the operating performance of the apparel industry, they have been removed, net of taxes, from the calculation.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 2

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN(1)

(UNAUDITED)

(amounts in 000's)

	Three Months Ended
	May 5, 2018	April 29, 2017

Gross profit	$93,867	$91,088

Costs of streamlining and consolidation of operations, and other strategic initiatives	85	—

Gross profit, as adjusted	$93,952	$91,088

Total revenues	$255,234	$242,090

Gross margin, as adjusted	36.8%	37.6%

(1)	Adjusted gross profit consists of gross profit adjusted for costs of streamlining and consolidation of operations, and other strategic initiatives. We believe these costs are not indicative of our core operations and thus we have removed them to provide investors and analysts with a more comparable result when comparing our operating performance to that of the apparel industry.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 3

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA(1)

(UNAUDITED)

(amounts in 000's)

	Three Months Ended
	May 5, 2018	April 29, 2017
Net income	$10,247	$12,771
Depreciation and amortization	3,227	3,468
Interest expense	2,009	1,956
Income tax provision	2,835	1,694

EBITDA	18,318	19,889

Adjustments:
Costs of streamlining and consolidation of operations, and other strategic initiatives	2,480	—

EBITDA, as adjusted	$20,798	$19,889

Gross profit	$93,867	$91,088
Adjustments:
Selling, general and administrative expenses	(75,549)	(71,199)
Costs of streamlining and consolidation of operations, and other strategic initiatives	2,480	—

EBITDA, as adjusted	$20,798	$19,889

Total revenues	$255,234	$242,090
EBITDA margin percentage of revenues	8.1%	8.2%

(1)	Adjusted EBITDA consists of income before interest, taxes, depreciation, amortization, and costs of streamlining and consolidation of operations, and other strategic initiatives. Adjusted EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. In addition, we present adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across periods on a consistent basis by excluding items that we do not believe are indicators of our core operating performance.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 4

Reconciliation of net income before income taxes to adjusted net income before income taxes

(UNAUDITED)

(amounts in 000's, except per share information)

	Three Months Ended
	May 5, 2018	April 29, 2017
Net income before income taxes	$13,082	$14,465
Adjustments:
Costs of streamlining and consolidation of operations, and other strategic initiatives	2,480	—

Net income before income taxes, as adjusted (1)	$15,562	$14,465

(1)	Net income before income taxes, as adjusted, consists of net income before income taxes, adjusted for the impact of costs of streamlining and consolidation of operations, and other strategic initiatives. These costs are not indicative of our core operations and thus to get a more comparable result with the operating performance of the apparel industry, they have been removed, net of taxes, from the calculation.